INSTRUMENTS DEFINING RIGHTS OF SHAREHOLDERS

            The following is a list of the provisions of the Articles of Incorporation and By-Laws of Prudential High Yield Total Return Fund, Inc. setting forth the rights of shareholders.

I.    Relevant Provisions of Articles of incorporation:

      ARTICLE IV-Common Stock
      ARTICLE VII-Miscellaneous
      ARTICLE VIII-Amendments

II.   Relevant Provisions of By-Laws:

      ARTICLE I-Stockholders
      ARTICLE IV-Capital Stock
      ARTICLE VII-Indemnification
      ARTICLE IX-Amendment of By-Laws